                                                                       EXHIBIT 2


                                                               EXECUTION VERSION



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           NATIONAL DATA CORPORATION,

                          PMSI DATABASE HOLDINGS, INC.

                                      AND

                    PHARMACEUTICAL MARKETING SERVICES INC.,

              THE SOLE STOCKHOLDER OF PMSI DATABASE HOLDINGS, INC.

                          Dated as of August 20, 1997
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                                TABLE OF CONTENTS
                                                                           Page
                                    CONTENTS                               ----

PARTIES...................................................................    1

PREAMBLE..................................................................    1

ARTICLE 1 - PURCHASE AND SALE.............................................    1

      1.1     Purchase and Sale...........................................    1
      1.2     Preliminary Balance Sheet...................................    2
      1.3     Closing Balance Sheet.......................................    3
      1.4     Adjustment of Purchase Price................................    4
      1.5     Anti-Dilution Provisions....................................    6
      1.6     Time and Place of Closing...................................    6

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF PMSI DATABASE AND PMSI......    6

      2.1     Organization, Standing, and Power...........................    6
      2.2     Authority of PMSI Database; No Breach By Agreement..........    7
      2.3     Authority of PMSI; No Breach By Agreement...................    7
      2.4     Capital Stock...............................................    8
      2.5     PMSI Database Subsidiaries..................................    9
      2.6     Financial Statements........................................    9
      2.7     Absence of Undisclosed Liabilities..........................    9
      2.8     Absence of Certain Changes or Events........................    9
      2.9     Tax Matters.................................................    9
      2.10    Assets......................................................   10
      2.11    Intellectual Property.......................................   11
      2.12    Compliance with Laws........................................   12
      2.13    Labor Relations.............................................   12
      2.14    Employees and Employee Benefit Plans........................   13
      2.15    Material Contracts..........................................   13
      2.16    Real Property; Leased Real Property.........................   14
      2.17    Personal Property...........................................   14
      2.18    Legal Proceedings...........................................   15
      2.19    Statements True and Correct.................................   15
      2.20    Regulatory Matters..........................................   15
      2.22    Charter Provisions..........................................   15
      2.23    Opinion of Financial Advisor................................   16
      2.24    Board Recommendation........................................   16
      2.25    Joint Venture Interest......................................   16

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF NDC.........................   16

      3.1     Organization, Standing, and Power...........................   16
      3.2     Authority; No Breach By Agreement...........................   16
      3.3     Capital Stock...............................................   17
      3.4     SEC Filings; Financial Statements...........................   18

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      3.5     Absence of Undisclosed Liabilities..........................   18
      3.6     Absence of Certain Changes or Events........................   18
      3.7     Compliance with Laws........................................   18
      3.8     Legal Proceedings...........................................   19
      3.9     Statements True and Correct.................................   19
      3.10    Regulatory Matters..........................................   20
      3.11    Rights Agreement............................................   20

ARTICLE 4 - CONDUCT OF BUSINESS PENDING CONSUMMATION......................   20

      4.1     Affirmative Covenants of PMSI Database and PMSI.............   20
      4.2     Negative Covenants of PMSI Database and PMSI................   22
      4.3     Covenants of NDC............................................   24
      4.4     Adverse Changes in Condition................................   25
      4.5     Reports.....................................................   25

ARTICLE 5 - ADDITIONAL AGREEMENTS.........................................   25

      5.1     Registration Statement; PMSI Approval.......................   25
      5.2     Exchange Listing............................................   26
      5.3     Applications; Antitrust Notification........................   26
      5.4     Agreement as to Efforts to Consummate.......................   26
      5.5     Investigation and Confidentiality...........................   26
      5.6     Press Releases..............................................   27
      5.7     Certain Actions.............................................   27
      5.9     Charter Provisions..........................................   28
      5.10    Agreement of Affiliates.....................................   28
      5.10    Employment of Employees.....................................   28
      5.11    Tax Matters.................................................   29

ARTICLE 6 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............   30

      6.1     Conditions to Obligations of Each Party.....................   30
      6.2     Conditions to Obligations of NDC............................   31
      6.3     Conditions to Obligations of PMSI Database and PMSI.........   33

ARTICLE 7 - INDEMNIFICATION...............................................   34

      7.1     Agreement of Indemnitor to Indemnify........................   34
      7.2     Procedures for Indemnification..............................   35
      7.3     Third Party Claims..........................................   35
      7.4     Survival....................................................   37
      7.5     Time Limitations............................................   37
      7.6     Limitations as to Amount....................................   37
      7.7     Tax Effect and Insurance....................................   37
      7.8     Subrogation.................................................   38
      7.9     Arbitration.................................................   38

ARTICLE 8 - TERMINATION...................................................   38

      8.1     Termination.................................................   38
      8.2     Effect of Termination.......................................   40

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ARTICLE 9 - MISCELLANEOUS.................................................   40

      9.1     Definitions.................................................   40
      9.2     Expenses....................................................   50
      9.3     Brokers and Finders.........................................   51
      9.4     Entire Agreement............................................   51
      9.5     Amendments..................................................   51
      9.6     Waivers.....................................................   52
      9.7     Assignment..................................................   52
      9.8     Notices.....................................................   52
      9.9     Governing Law...............................................   53
      9.10    Counterparts................................................   53
      9.11    Captions; Articles and Sections.............................   53
      9.12    Interpretations.............................................   54
      9.13    Enforcement of Agreement....................................   54
      9.14    Severability................................................   54

SIGNATURES................................................................   55

                            STOCK PURCHASE AGREEMENT
                            ------------------------


       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 20, 1997, by and among NATIONAL DATA CORPORATION ("NDC"), a Delaware corporation; PMSI DATABASE HOLDINGS, INC. ("PMSI Database"), a Delaware corporation; and PHARMACEUTICAL MARKETING SERVICES INC., a Delaware corporation and the sole stockholder of PMSI Database ("PMSI").


                                    Preamble
                                    --------

       The respective Boards of Directors of PMSI Database, PMSI and NDC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. PMSI is the record and beneficial owner of all of the issued and outstanding shares of PMSI Database Common Stock (the "Shares"). PMSI desires to sell all of the Shares to NDC, and NDC desires to purchase the Shares from PMSI, upon the terms and subject to the conditions set forth in this Agreement. The transactions described in this Agreement are subject to the approvals of the stockholders of PMSI and PMSI Database, expiration of the required waiting period under the HSR Act, the consummation of the Agreement and Plan of Merger dated as of even date herewith by and among Source Informatics Inc. ("Source"), Dunkirk, Inc. and NDC (the "Source Agreement"), the consummation of the Source Transfer Agreement and the satisfaction of certain other conditions described in this Agreement.

       Certain terms used in this Agreement are defined in Section 9.1 of this Agreement.

       NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                               PURCHASE AND SALE
                               -----------------

       1.1 Purchase and Sale.  Upon the terms and subject to the conditions of
           -----------------
this Agreement, PMSI shall sell to NDC, and NDC shall purchase from PMSI, the Shares at the Closing (the "Stock Purchase"). The aggregate purchase price for the Shares is equal to (i) the Cash Amount and (ii)1,059,829 shares of NDC Common Stock (the "Base Amount");

       (a) At the Closing Date, the "Cash Amount" shall be equal to $6,500,000 less the adjustment, if any, made pursuant to Section 1.2(c) hereof.

       (b) In the event that the Average Closing Price at the close of trading on the tenth trading day immediately preceding the Closing Date (the "Determination Date") shall be greater than $50.50 (the "Upper Threshold Price"), the Base Amount shall be adjusted to equal that
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number of shares of NDC Common Stock (rounded to the nearest whole share)
obtained by dividing the product of the Base Amount and the Upper Threshold Price by the Average Closing Price as of the Determination Date; provided further, that, in the event that the Average Closing Price on the Determination Date shall be less than $37.25 (the "Lower Threshold Price" and, together with the Upper Threshold Price, the "Threshold Prices"), the Base Amount may, at the sole discretion of NDC, and in accordance with the provisions of Section 8.1(h), be adjusted to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Lower Threshold Price by the Average Closing Price as of the Determination Date.

       (c) Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Stock Purchase shall be accompanied by a NDC Right.

       1.2 Preliminary Balance Sheet.
           -------------------------

           (a) PMSI will cause to be prepared and delivered to NDC a balance sheet for PMSI Database as of the most recent month ending more than ten days prior to the Closing Date (the "Preliminary Balance Sheet") and a certificate based on such Preliminary Balance Sheet setting forth PMSI's calculation of Working Capital, Current Assets and Current Liabilities as of such date ("Estimated Working Capital," "Estimated Current Assets" and "Estimated Current Liabilities", respectively). The Preliminary Balance Sheet shall (v) include only the assets, liabilities and stockholders' equity of the Acquired Business and the Joint Venture Interest, (x) fairly present the financial position of PMSI Database as at the close of business on such date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the balance sheet of PMSI Database dated March 31, 1997 (the "PMSI Database Balance Sheet") previously delivered to NDC, (y) include no material increase in long-term indebtedness and include line items substantially consistent with those in the PMSI Database Balance Sheet, and (z) subject to the provisions of clause (x) above, be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the PMSI Database Balance Sheet. As used herein, "Working Capital" shall mean the amount equal to Current Assets less Current Liabilities; "Current Assets" shall mean the amount equal to the sum of cash, accounts receivable (net of any reserves), inventories, prepaid expenses and work-in-process and any other assets classified as current assets under GAAP; and "Current Liabilities" shall mean the amount equal to the sum of accounts payable, accrued current liabilities of PMSI Database (other than the current portion of capitalized lease obligations), accrued sales commissions (but only as to revenues realized and included in the PMSI Database statements of income prior to such date), Accrued Bonuses, accrued vacation pay, current portion of long-term indebtedness and pre-billed revenues and any other liabilities classified as current liabilities under GAAP.

           (b) NDC shall have five (5) business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities delivered pursuant to
Section 1.2(a) to review such statement and calculations and following such review such shall be final and binding upon the parties hereto.

          (c) If Estimated Current Assets are less than the product of 1.1659 times Estimated Current Liabilities (the amount of such difference referred to as, the "Estimated Working Capital Adjustment") as of the date of the Preliminary Balance Sheet, the Cash Amount payable by NDC pursuant to Section
1.1 shall be decreased by the Estimated Working Capital Adjustment.

       1.3 Closing Balance Sheet.
           ---------------------

           (a) As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to PMSI a balance sheet for PMSI Database as of the Closing Date (the "Closing Balance Sheet") setting forth NDC's calculation of Working Capital, Current Assets and Current Liabilities as of the Closing Date (the "Closing Working Capital," "Closing Current Assets" and "Closing Current Liabilities," respectively). The Closing Balance Sheet shall (v) include only the assets, liabilities and stockholders' equity of the Acquired Business and the Joint Venture Interest (x) fairly present the financial position of PMSI Database as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the PMSI Database Balance Sheet, (y) include no material increase in long-term indebtedness and include line items substantially consistent with those in the PMSI Database Balance Sheet, and (z) subject to the provisions of clause (x) above, be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the PMSI Database Balance Sheet.

           (b) The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities delivered pursuant to Section 1.3(a) shall be deemed final upon the earliest of (i) the date on which NDC and PMSI jointly agree that such documents are final, (ii) the 30th day after delivery of such documents pursuant to Section 1.3(a), if PMSI has not delivered a notice to NDC expressing disagreement with such calculations and setting forth its calculation of such amount(s), and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 1.3(c). If PMSI delivers a notice of disagreement pursuant to this Section 1.3(b) it shall specify those items or amounts as to which it disagrees, and it shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 1.3(a) (except to the extent resolution of the items or amounts to which it expresses disagreement requires conforming changes to other items and amounts contained in the Closing Balance Sheet or the calculation of Closing Working Capital).

           (c) If PMSI shall deliver a notice of disagreement pursuant to
Section 1.3(b), PMSI and NDC shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, PMSI and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall have a conflict due to a relationship with NDC, PMSI, or any of their respective Subsidiaries or shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and PMSI who shall not have any material relationship with NDC or PMSI), promptly to review this Agreement, the documents delivered pursuant to Section 1.3(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as experts and not arbitrators and shall consider only the Disputed Amounts, solely in accordance with the terms of this Agreement. Such independent accountants shall deliver to PMSI and NDC, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon PMSI and NDC. The cost of such review and report shall be borne (i) by PMSI if the difference between Closing Working Capital shown in the independent accountant's calculation and PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b) is greater than the difference between Closing Working Capital shown in the independent accountant's calculation and NDC's calculation of Closing Working Capital delivered pursuant to Section 1.3(a), (ii) by NDC if the difference between Closing Working Capital shown in the independent accountant's calculation and PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b) is less than the difference between Closing Working Capital shown in the independent accountant's calculation and NDC's calculation of Closing Working Capital delivered pursuant to Section 1.3(a), and (iii) otherwise equally by PMSI and NDC.

           (d) PMSI and NDC agree that they will, and will cause their respective independent accountants and PMSI Database to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities and in the conduct of the reviews referred to in this Section 1.3, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses and schedules, and permitting representatives of the parties to consult with the respective employees, auditors, actuaries, attorneys and agents of PMSI Database.

       1.4 Adjustment of Purchase Price.
           -----------------------------

           (a) Subject to Section 1.4(c) below,

               (i) If Final Current Assets are less than the product of 1.1659 times Final Current Liabilities (the amount of such shortfall referred to as, the "Final Working Capital Deficit"), then PMSI shall pay to NDC in cash, as an adjustment to the Purchase Price, the Final Working Capital Deficit, plus any amount owing to NDC pursuant to Section 1.4(b) below.

               (ii)  If Final Current Assets are greater than the product of
1.1659 times Final Current Liabilities (the amount of such surplus referred to as, the "Final Working Capital Surplus"), then NDC shall pay to PMSI in cash, as an adjustment to the Purchase Price, the Final Working Capital Surplus.

               (iii) "Final Working Capital," "Final Current Assets" and "Final Current Liabilities" mean such amounts (A) as shown in NDC's calculation delivered pursuant to Section 1.3(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.3(b); or (B) if such a notice of disagreement is delivered, (1) as agreed by NDC and PMSI pursuant to Section 1.3(b) or (2) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 1.3(c); provided that, in no event shall Final Working Capital be (A) more than PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b), if any, or (B) less than the lesser of NDC's calculation of Closing Working Capital delivered pursuant to Section 1.3(a) or PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b), if any.

          (b)  (i)   If Total Current Assets are less than the product of 0.9975 times Total Current Liabilities (the "Total Working Capital Deficit"), then PMSI shall pay to NDC in cash, as a further adjustment to the Purchase Price, an amount equal to the Current Asset Allocation Amount.

               (ii)  If Total Current Assets are greater than the product of
0.9975 times Total Current Liabilities (the "Total Working Capital Surplus"), then NDC shall pay to PMSI in cash, as a further adjustment to the Purchase Price, an amount equal to the Current Asset Allocation Amount.

               (iii) As used herein, "Total Current Assets" shall mean the amount equal to the sum of Final Current Assets in this Agreement and Final Current Assets calculated pursuant to the Source Agreement; "Total Current Liabilities" shall mean the amount equal to the sum of Final Current Liabilities in this Agreement and Final Current Liabilities calculated pursuant to the Source Agreement; "Current Asset Allocation Amount" shall mean the amount equal to the product of (A) the quotient of Final Current Assets in this Agreement divided by Total Combined Assets multiplied by (B) the Total Working Capital Deficit or Total Working Capital Surplus, as the case may be; and "Total Combined Assets" shall mean the amount equal to the sum of Final Current Assets in this Agreement and Final Current Assets calculated pursuant to the Source Agreement

          (c) For purposes of any adjustments to the Purchase Price made pursuant to this Section, the parties shall take into account any adjustment made to the Purchase Price at Closing pursuant to Section 1.2(c) hereof.

          (d) Any payment pursuant to Section 1.4(a) shall be made at a mutually convenient time and place within ten days after Final Working Capital, Final Current Assets and Final Current Liabilities have been determined by delivery by NDC or PMSI, as the case may be, of one or more certified or official bank checks payable in immediately available funds to the appropriate party or parties or by causing such payments to be credited to such account of the appropriate party or parties as may be designated by such other party or parties.

          (e) Any payment pursuant to Section 1.4(b) shall be made at a mutually convenient time and place within ten days after Current Asset Allocation Amount has been determined by delivery by NDC or PMSI, as the case may be, of one or more certified or official bank checks payable in immediately available funds to the appropriate party or parties or by causing such payments to be credited to such account of the appropriate party or parties as may be designated by such other party or parties.

          (f) The amount of any payment to be made pursuant to Sections 1.4(a) and (b) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate determined as of the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

       1.5 Anti-Dilution Provisions.  In the event NDC changes the number of
           -------------------------
shares of NDC Common Stock issued and outstanding prior to the Closing Date as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Closing Date, the Base Amount shall be proportionately adjusted.

       1.6 Time and Place of Closing.  The closing of the transactions
           -------------------------
contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Closing Date occurs (or the immediately preceding day if the Closing Date is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.


                                   ARTICLE 2
           REPRESENTATIONS AND WARRANTIES OF PMSI DATABASE AND PMSI
           --------------------------------------------------------


       PMSI and PMSI Database, jointly and severally, hereby represent and warrant to NDC as follows:

       2.1 Organization, Standing, and Power.  PMSI Database is a corporation
           ----------------------------------
duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on the Acquired Business as now and previously conducted by PMSI and to own, lease and operate the Acquired Assets. PMSI Database is, or will be prior to Closing, duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of the Acquired Assets or the nature or conduct of the Acquired Business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect. The minute book and other organizational documents for PMSI Database have been made available to NDC for its review and, except as disclosed in Section 2.1 of the PMSI Database Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof. The minute books of PMSI as such relate to PMSI Database, the Acquired Business, the Acquired Assets and the Joint Venture Interest have been made available to NDC for its review.

       2.2 Authority of PMSI Database; No Breach By Agreement.
           ---------------------------------------------------

           (a) PMSI Database has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PMSI Database, subject to the adoption of this Agreement by PMSI, as the sole stockholder of PMSI Database. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PMSI Database, enforceable against PMSI Database in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

           (b) Neither the execution and delivery of this Agreement by PMSI Database, nor the consummation by PMSI Database of the transactions contemplated hereby, nor compliance by PMSI Database with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of PMSI Database's Certificate of Incorporation or Bylaws or any resolution adopted by the board of directors or stockholder of PMSI Database, or (ii) except as disclosed in
Section 2.2 of the PMSI Database Disclosure Memorandum and, subject to receipt of the requisite Consents referred to in Sections 6.1(b) and 6.1(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Acquired Asset under, any Acquired Contract or Acquired Permit.

           (c) Other than in connection or compliance with the provisions of applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any Regulating Authority is necessary for the consummation by PMSI Database of the Stock Purchase and the other transactions contemplated in this Agreement, or necessary for the consummation by PMSI Database and PMSI of the Contribution.

       2.3 Authority of PMSI; No Breach By Agreement.
           ------------------------------------------

           (a) PMSI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PMSI, subject to the adoption of this Agreement by the stockholders of PMSI. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PMSI, enforceable against PMSI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by PMSI, nor the consummation by PMSI of the transactions contemplated hereby, nor compliance by PMSI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PMSI Database's Certificate of Incorporation or Bylaws, or (ii) conflict with or result in a breach of any provision of PMSI's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Subsidiary of PMSI, or (iii) except as disclosed in Section 2.3 of the PMSI Database Disclosure Memorandum and, subject to receipt of the requisite Consents referred to in Sections 6.1(b) and 6.1(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Acquired Asset under, any Acquired Contract or Acquired Permit.

          (c) Other than in connection or compliance with the provisions of the applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by PMSI of the transactions contemplated in this Agreement.

      2.4 Capital Stock.
          --------------

          (a) The authorized capital stock of PMSI Database consists of 1,000 shares of PMSI Database Common Stock, of which 100 shares are issued and outstanding as of the date of this Agreement and at the Closing Date. All of the issued and outstanding shares of capital stock of PMSI Database are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of PMSI Database has been issued in violation of any preemptive rights of the current or past stockholders of PMSI Database.

          (b) Except as set forth in Section 2.4(a), there are no shares of capital stock or other equity securities of PMSI Database outstanding and no outstanding Equity Rights relating to the capital stock of PMSI Database. As of the date of this Agreement, a Subsidiary of PMSI owns, and, as of the Closing Date, PMSI will own, all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of PMSI Database's capital stock free and clear of all Liens. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from PMSI of any of the shares of PMSI Database's capital stock, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of PMSI Database.

       2.5 PMSI Database Subsidiaries.  PMSI Database has no Subsidiaries.
           ---------------------------

       2.6 Financial Statements.  Each of the OTC Financial Statements
           ---------------------
(including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis as of and for the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the financial position of the Acquired Business as of their respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. Except as set forth on Section 2.6 of the PMSI Database Disclosure Memorandum, the Acquired Business has no liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) which are not fully and adequately accrued or reserved against in the OTC Financial Statements, as of their respective dates, in accordance with GAAP consistently applied. Further, the OTC Balance Sheet only includes the Acquired Assets and the Assumed Liabilities relating to the Acquired Business and does not include (i) Retained Liabilities, (ii) domestic income tax assets or liabilities, (iii) recorded goodwill, and (iv) deferred gains on sale and lease-back transactions. The Statements of Income are those of the Acquired Business and the Acquired Assets and do not include revenue, expenses or income tax of PMSI or any other Assets of PMSI or the Joint Venture Interest.

       2.7 Absence of Undisclosed Liabilities.  At the Closing, PMSI Database
           -----------------------------------
will have no Liabilities other than the Assumed Liabilities and the Liabilities set forth in Section 2.7 of the PMSI Database Disclosure Memorandum. None of the Assumed Liabilities or those Liabilities set forth in Section 2.7 of the PMSI Database Disclosure Memorandum are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect.

       2.8 Absence of Certain Changes or Events.  Since March 31, 1997, except
           -------------------------------------
as disclosed in the OTC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.8 of the PMSI Database Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect, (ii) neither PMSI Database nor PMSI has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PMSI Database and PMSI provided in Article 4.

       2.9 Tax Matters.
           ------------

           (a) All Tax Returns required to be filed by or on behalf of PMSI Database or PMSI on behalf of or including the Acquired Business have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Closing Date, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or deficiency or refund Litigation with respect to any Taxes, except as reserved against in the PMSI

Database Financial Statements or as disclosed in Section 2.9 of the PMSI Database Disclosure Memorandum for which PMSI Database could be found responsible. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Acquired Assets, except for any such Liens which are not reasonably likely to have a PMSI Database Material Adverse Effect.

          (b) PMSI has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due with respect to the Acquired Business or the Acquired Assets (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) or with respect to the filing of any Tax Return including the Acquired Business that is currently in effect.

          (c) The provision for any Taxes due or to become due for the Acquired Business and the Acquired Assets for the period or periods through and including the date of the respective PMSI Database Financial Statements that has been made and is reflected on such PMSI Database Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of PMSI Database reflected on the PMSI Database Financial Statements have been provided for in accordance with GAAP.

          (e) PMSI Database is not a party to any Tax allocation or sharing agreement and PMSI Database has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common PMSI of which was PMSI Database or PMSI) that has any Liability for Taxes of any Person (other than PMSI Database) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (f) PMSI Database and PMSI with respect to the Acquired Business and the Acquired Assets are in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with in all material respects, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (g) Except as disclosed in Section 2.9 of the PMSI Database Disclosure Memorandum, PMSI Database and PMSI with respect to the Acquired Business and the Acquired Assets have not made any payments, are not obligated to make any payments, and are not a party to any Contract that could obligate either of them to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     2.10 Assets.
          -------

          (a) Except as disclosed in Section 2.10 of the PMSI Database Disclosure Memorandum or as disclosed or reserved against in the OTC Financial Statements delivered prior to the date of this Agreement and except for the Contracts set forth in Sections 2.2 and 2.3 of the

PMSI Database Disclosure Memorandum, PMSI Database currently has, good, valid and marketable title, free and clear of all Liens, to all of the Acquired Assets. All tangible properties that are material to the conduct of the Acquired Business are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PMSI's past practices with respect to the Acquired Business.

          (b) The Acquired Assets and the Acquired Business are insured under various policies of general liability and other forms of insurance, which policies are in amounts adequate in the reasonable judgment of PMSI and PMSI Database. Neither PMSI nor PMSI Database has been refused any insurance, with respect to the Acquired Assets or the Acquired Business, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Acquired Business or the Acquired Assets which require or recommend changes in the conduct of the Acquired Business, or require any repairs or other work to be done with respect to any of the Acquired Assets or operations of the Acquired Business.

          (c) The Acquired Assets include all rights, properties, interests in properties, and assets necessary to permit NDC to carry on the Acquired Business as presently conducted by PMSI and PMSI Database.

     2.11 Intellectual Property.  Section 2.11 of the PMSI Database
          ----------------------
Disclosure Memorandum is a complete and accurate list of all Acquired Intellectual Property, containing a brief description of all governmental registrations or applications for governmental registrations of each such item and the nature of PMSI Database's interest therein. PMSI Database owns or has a license to use all of the Acquired Intellectual Property. PMSI Database is the owner of or has a license to any Acquired Intellectual Property sold or licensed to a third party by PMSI Database, and PMSI Database has the right to convey by sale or license any Acquired Intellectual Property so conveyed. PMSI Database is not in Default under any of its Acquired Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PMSI Database and PMSI threatened, which challenge the rights of PMSI or PMSI Database with respect to Acquired Intellectual Property used, sold or licensed by PMSI or PMSI Database in the course of the Acquired Business, nor has any person claimed or alleged any rights to such Acquired Intellectual Property.
The conduct of the Acquired Business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 2.11 of the PMSI Database Disclosure Memorandum, neither PMSI nor PMSI Database is obligated to pay any recurring royalties to any Person with respect to any Acquired Intellectual Property. Except as disclosed in Section 2.11 of the PMSI Database Disclosure Memorandum, every Employee is a party to a Contract which requires such Person to assign any interest in any Intellectual Property to PMSI which rights have been assigned to PMSI Database and to keep confidential any trade secrets, proprietary data, customer information, or other business information of the Acquired Business, and no such Employee is party to any Contract with any Person other than PMSI which requires such Employee to assign any interest in any Intellectual Property developed while in the employ of PMSI to any Person other than PMSI or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than

PMSI. Except as disclosed in Section 2.11 of the PMSI Database Disclosure Memorandum, no Employee is party to any Contract which restricts or prohibits such Employee from engaging in activities competitive with any Person, including PMSI and PMSI Database, in each case with respect to the Acquired Business. All material items of the Acquired Intellectual Property and the material registrations, applications, and agreements related thereto will be legally assigned to PMSI Database, subject to the consent of any third party as set forth in Section 2.11 of the PMSI Database Disclosure Memorandum.

     2.12 Compliance with Laws.  PMSI or PMSI Database has in effect all
          ---------------------
Acquired Permits. The Acquired Permits include all Permits necessary for PMSI Database to own, lease, or operate the Acquired Assets and to carry on the Acquired Business as now conducted, and there has occurred no Default under any such Acquired Permit and, except as set forth in Section 2.12 of the PMSI Database Disclosure Memorandum, all right in and to such Acquired Permits has been legally transferred to PMSI Database and did not require the consent of any third party. Except as disclosed in Section 2.12 of the PMSI Database Disclosure Memorandum, neither PMSI nor PMSI Database:

           (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

           (b) is in Default under any Laws, Orders, or Acquired Permits applicable to the Acquired Business or the Employees; or

           (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that PMSI Database or PMSI with respect to the Acquired Business is not in compliance in any material respect with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Acquired Permits, or (iii) requiring PMSI with respect to the Acquired Business or PMSI Database to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority relating to the Acquired Business or the Acquired Assets have been made available to NDC.

     2.13 Labor Relations.  PMSI Database and PMSI have disclosed in Section
          ----------------
2.13 of the PMSI Database Disclosure Memorandum all employees of the Acquired Business (the "Employees"). With respect to the Acquired Business, PMSI and PMSI Database are not the subject of any Litigation asserting that they have committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel them to bargain with any labor organization as to wages or conditions of employment, nor is PMSI Database, or PMSI with respect to the Acquired Business, a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving the Acquired Business, pending or threatened, or to the Knowledge of PMSI and PMSI Database, is there any activity involving the Employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     2.14 Employees and Employee Benefit Plans.
          -------------------------------------

          (a) Neither PMSI Database nor any ERISA Affiliate of PMSI Database currently or within the 6 years preceding the Closing Date, has maintained, sponsored in whole or in part, or contributed to any plan or arrangement which is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or which is a multiemployer plan within the meaning of Section 3(37) of ERISA. For purposes of this Section 2.14, "ERISA Affiliate" shall mean any entity which is considered one employer with PMSI Database under Section 4001 of ERISA or Section 414 of the Internal Revenue Code.

          (b) All PMSI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect.

          (c) PMSI Database will not have had any employees prior to Closing.

     2.15 Material Contracts.  Section 2.15 of the PMSI Database Disclosure
          -------------------
Memorandum contains a true and correct list, and (if oral) summary description, of all PMSI Database Contracts (as defined below). Except as contemplated hereunder and except as disclosed in Section 2.15 of the PMSI Database Disclosure Memorandum or otherwise reflected in the OTC Financial Statements or the PMSI Database Balance Sheet, neither PMSI Database, nor PMSI with respect to the Acquired Business and the Joint Venture Interest, nor any of the Acquired Assets, the Acquired Business, or the related operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, or the guarantee by PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contract which prohibits or restricts PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among PMSI Database and PMSI or any Affiliate of PMSI Database or PMSI, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, (vii) any Contract relating to the purchase or sale of any goods or services including customer contracts (other than Contracts entered into in the ordinary course of business and involving payments under any individual

Contract not in excess of $50,000), (viii) real property leases and (ix) all Contracts referred to in Section 2.17(b) as of the date of this Agreement (together referred to as the "PMSI Database Contracts"). Except as set forth in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum, with respect to each PMSI Database Contract and except as disclosed in Section 2.15 of the PMSI Database Disclosure Memorandum: (i) the Contract is in full force and effect;
(ii) neither PMSI Database nor PMSI is in Default thereunder; (iii) neither PMSI Database nor PMSI has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of PMSI Database and PMSI, in Default in any respect or has repudiated or waived any material provision thereunder; (v) there exists no actual, or to the Knowledge of PMSI or PMSI Database, threatened, cancellation, termination, or limitation of, or any material amendment, modification, or change to any Contract; (vi) neither PMSI Database nor PMSI has received formal notice that any party to a PMSI Database Contract will not renew such Contract at the end of its existing term; and (vii) no PMSI Database Contract requires consent for assignment in connection with the transactions contemplated by this Agreement including the Contribution. All of the indebtedness of PMSI Database for money borrowed is prepayable at any time by PMSI Database without penalty or premium.

     2.16 Real Property; Leased Real Property.  PMSI Database does not own or
          -----------------------------------
lease any real property that is used or will be used in the Acquired Business.

     2.17 Personal Property.
          -----------------

     (a) Section 2.17(a) of the PMSI Database Disclosure Memorandum contains a substantially true and correct list of all equipment (excluding items of equipment having a value of less than $50,000 individually) as of the date hereof that will be included in the Acquired Assets.

     (b) Section 2.17(b) of the PMSI Database Disclosure Memorandum contains a substantially true and correct list of all Acquired Personal Property (except miscellaneous leases of property having a value of less than $20,000 individually) leased by PMSI or PMSI Database. True and correct copies of the lease for each item listed in Section 2.17(b) of the PMSI Database Disclosure Memorandum and any amendments, extensions, and renewals thereof have heretofore been furnished to NDC. Each of such leases is in effect, and PMSI and PMSI Database have neither received nor sent written notice or other written correspondence that indicates the existence of Material default under any such lease, except for defaults subsequently cured or waived prior to the date of this Agreement. No rights of PMSI or PMSI Database under any of such leases have been assigned or otherwise transferred as security for any obligation of PMSI or PMSI Database other than to the lessor under a lease to secure PMSI's or PMSI Database's obligations under such lease. Except as described in Section 2.17(b) of the PMSI Database Disclosure Memorandum, all such leases are fully assignable without the consent of any third party.

     (c) Section 2.17(c) of the PMSI Database Disclosure Memorandum contains a substantially true and correct list of all Acquired Personal Property (except personal property having a value of less than $20,000 individually) owned by PMSI Database. All Acquired Personal Property that is material to the conduct of the Acquired Business is in good condition, reasonable wear and use excepted, and are usable in the ordinary course of business consistent with PMSI's past practices.

     2.18  Legal Proceedings.  There is no Litigation instituted or pending,
           -----------------
or, to the Knowledge of PMSI and PMSI Database, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PMSI Database or PMSI with respect to the Acquired Business, or against any director, employee or employee benefit plan of PMSI or PMSI Database, or against any Acquired Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PMSI Database or PMSI with respect to the Acquired Business and Acquired Assets that are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect. Section 2.18 of the PMSI Database Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which PMSI Database is a party, or to which PMSI with respect to the Acquired Business is a party and which names such as a defendant or cross-defendant or for which PMSI Database, the Acquired Business or the Acquired Assets has any potential Liability.

     2.19  Statements True and Correct.  None of the information supplied or
           ----------------------------
to be supplied by PMSI or PMSI Database or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC with the SEC will, when the Registration Statement becomes effective, include any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by PMSI or PMSI Database or any Affiliate thereof for inclusion in any documents to be filed by PMSI or PMSI Database or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, include any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that PMSI or PMSI Database or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     2.20  Regulatory Matters.  Neither PMSI Database, PMSI nor any Affiliate
           -------------------
thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     2.21  Charter Provisions.  PMSI, as the sole stockholder of PMSI
           -------------------
Database, and PMSI Database have taken all reasonable action so that the entering into of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated by this Agreement, except as set forth herein, do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of PMSI Database or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of PMSI Database that may be directly or indirectly acquired or controlled by them.

     2.22  Opinion of Financial Advisor.  PMSI or PMSI Database has received
           -----------------------------
the opinion of Cowen & Company, dated the date of this Agreement, to the effect that the consideration to be received in the Stock Purchase and pursuant to the Source Transfer Agreement by PMSI is fair, from a financial point of view, to PMSI.

     2.23  Board Recommendation.  The Board of Directors of PMSI Database and
           ---------------------
PMSI, at meetings duly called and held, have by unanimous vote of the directors present and voting (who constituted all of the directors then in office other than those directors who abstained from voting because of a conflict of interest) (i) determined that this Agreement and the transactions contemplated hereby, including the Stock Purchase and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of PMSI, and PMSI, as the sole stockholder of PMSI Database, and (ii) resolved to recommend that the holders of the shares of PMSI and PMSI, as the sole stockholder of PMSI Database, adopt this Agreement.

     2.24  Joint Venture Interest.  The Amended and Restated Alphabase Data
           -----------------------
License Agreement is in full force and effect and, subject to receipt by PMSI Database of the Consents set forth in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum, PMSI Database owns all right, title and interest in the Joint Venture Interest free and clear of any Liens.


                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF NDC
                     -------------------------------------


     NDC hereby represents and warrants to PMSI Database and PMSI as follows:

     3.1  Organization, Standing, and Power.  NDC is a corporation duly
          ----------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. NDC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect.

     3.2  Authority; No Breach By Agreement.
          ----------------------------------

          (a) NDC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NDC. This Agreement represents a legal, valid, and binding obligation of NDC, enforceable against NDC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by NDC, nor the consummation by NDC of the transactions contemplated hereby, nor compliance by NDC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NDC's Certificate of Incorporation or Bylaws or any resolution adopted by the Board of Directors or stockholders of NDC, or (ii) subject to receipt of the requisite Consents referred to in Section 6.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NDC Entity under, any Contract or Permit of any NDC Entity.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NDC of the Stock Purchase and the other transactions contemplated in this Agreement.

     3.3  Capital Stock.
          --------------

          (a) The authorized capital stock of NDC consists of (i) 100,000,000 shares of NDC Common Stock, of which 26,629,947 shares are issued and outstanding as of August 18, 1997, and (ii) 1,000,000 shares of NDC Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NDC Capital Stock are, and all of the shares of NDC Common Stock to be issued in exchange for shares of PMSI Database Common Stock upon consummation of the Stock Purchase, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of NDC Capital Stock has been, and none of the shares of NDC Common Stock to be issued in exchange for shares of PMSI Database Common Stock upon consummation of the Stock Purchase will be, issued in violation of any preemptive rights of the current or past stockholders of NDC.

          (b) Except as set forth in Section 3.3(a), or as provided pursuant to the NDC Rights Agreement, or as disclosed in Section 3.3(b) of the NDC Disclosure Memorandum, there are no shares of capital stock or other equity securities of NDC outstanding and no outstanding Equity Rights relating to the capital stock of NDC.

     3.4  SEC Filings; Financial Statements.
          ----------------------------------

          (a) NDC has timely filed and made available to PMSI Database all SEC Documents required to be filed by NDC since May 31, 1993 (the "NDC SEC Reports"). The NDC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NDC SEC Reports or necessary in order to make the statements in such NDC SEC Reports, in light of the circumstances under which they were made, not misleading. No NDC Subsidiary is required to file any SEC Documents.

          (b) Each of the NDC Financial Statements (including, in each case, any related notes) contained in the NDC SEC Reports, including any NDC SEC Reports filed after the date of this Agreement until the Closing Date, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NDC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     3.5  Absence of Undisclosed Liabilities.  No NDC Entity has any
          -----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of NDC as of May 31, 1996 and February 28, 1997, included in the NDC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No NDC Entity has incurred or paid any Liability since February 28, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     3.6  Absence of Certain Changes or Events.    Since February 28, 1997,
          -------------------------------------
except as disclosed in the NDC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.6 of the NDC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, and (ii) the NDC Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NDC provided in Article 7.

     3.7  Compliance with Laws.  Each NDC Entity has in effect all Permits
          ---------------------
necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in
Section 3.7 of the NDC Disclosure Memorandum, none of the NDC Entities:

          (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any NDC Entity is not in compliance in any material respect with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, or (iii) requiring any NDC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     3.8  Legal Proceedings.  There is no Litigation instituted or pending, or,
          ------------------
to the Knowledge of NDC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NDC Entity, or against any director, employee or employee benefit plan of any NDC Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any NDC Entity, that are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect.

     3.9 Statements True and Correct.  None of the information supplied or to
         ----------------------------
be supplied by any NDC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC or in the proxy statement to be filed by PMSI with the SEC, will include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, with respect to the Registration Statement, on the date such Registration Statement becomes effective, and with respect to the proxy statement as of its date. None of the information supplied or to be supplied by any NDC Entity or any Affiliate thereof for inclusion in any documents to be filed by any NDC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NDC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       3.10  Regulatory Matters.  No NDC Entity or any Affiliate thereof has
             -------------------
taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

       3.11  Rights Agreement.  Execution of this Agreement and consummation of
             -----------------
the Stock Purchase and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the NDC Rights Agreement (other than as contemplated by Section 1.1) or enable or require the NDC Rights to be exercised, distributed or triggered.


                                   ARTICLE 4
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------


       4.1   Affirmative Covenants of PMSI Database and PMSI.
             ------------------------------------------------

       (a) Subject to the Consents set forth in Sections 2.3 and 2.4 of the PMSI Database Disclosure Memorandum, PMSI has, or shall have prior to Closing, assigned, transferred, conveyed, and delivered to PMSI Database, and PMSI Database has, or shall have prior to Closing, acquired, and accepted from PMSI, all of the right, title, and interest of PMSI in and to the Acquired Assets and the Joint Venture Interest, free and clear of any and all Liens.

       (b) The "Acquired Assets" shall consist of all of the right, title, and interest of PMSI and PMSI Database in and to all of the following Assets, as the same shall exist at the Closing Date, which shall be delivered free and clear of any and all Liens:

           (i) The Personal Property primarily utilized in the Acquired Business (the "Acquired Personal Property");

           (ii) The Intellectual Property primarily utilized in the Acquired Business (the "Acquired Intellectual Property");

           (iii) The Contracts primarily utilized in the Acquired Business (the "Acquired Contracts");

           (iv) The Accounts Receivable relating to the Acquired Business (the "Acquired Accounts Receivable");

           (v) The Permits primarily utilized in the Acquired Business (the "Acquired Permits"); and

           (vi) The Other Assets primarily utilized in the Acquired Business (the "Acquired Other Assets").

       (c) Prior to Closing, as partial consideration for the Contribution, PMSI Database shall assume responsibility for the performance and satisfaction of the Assumed Liabilities. PMSI Database shall not assume responsibility for, and PMSI will remain obligated with respect to, the Retained Liabilities.

       (d) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, either PMSI shall, or shall cause PMSI Database to, (i) operate the Acquired Business and the Joint Venture Interest only in the usual, regular, and ordinary course as previously operated by PMSI, (ii) use its reasonable efforts to preserve intact the business organization of the Acquired Business and the Acquired Assets and maintain its rights and franchises with respect to the Acquired Business and the Joint Venture Interest; (iii) maintain the Acquired Assets in their present order and condition, reasonable wear and use excepted, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;
(iv) take all steps reasonably necessary to maintain the Acquired Intellectual Property and other intangible assets of the Acquired Business and the Joint Venture Interest; (v) use reasonable best efforts to preserve the goodwill and patronage of its customers, Employees, suppliers and others having a business relationship with the Acquired Business and the Joint Venture Interest; and (vi) take no action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(b) or 6.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

       (e) Prior to or contemporaneous with the Closing, pursuant to the Source Transfer Agreement, the terms and conditions of which will have been approved by NDC, PMSI shall acquire (i) Source's business operated in Europe as of the Closing Date (the "European Business"), (ii) all of the shares of PMSI held by Source or any Subsidiary of Source (the "Divestiture"), and (iii) all of the stock of the Source Divestiture Subsidiaries. In connection with the Divestiture, PMSI shall obtain a release of all obligations of Source under the European Contracts.

       (f) Prior to Closing, PMSI Database and PMSI shall use commercially reasonable efforts to obtain Consents to the assignment of the PMSI Database Contracts and any other Contracts to which PMSI, SLA or PMSI Database is a party as required by the Contract in connection with the Contribution and the transactions contemplated hereby. If, on the Closing Date, PMSI Database, SLA and PMSI have not obtained any Consent discussed above after having used commercially reasonable efforts to obtain such Consent or an attempted transfer of any of the PMSI Database Contracts and any other Contracts to which PMSI or SLA is a party would be ineffective or the failure to have such Consent would adversely affect PMSI's or SLA's ability to convey any such Contract and the failure to transfer such asset, either individually or in the aggregate, is not reasonably likely to have a PMSI Database Material Adverse Effect, then such Contracts shall constitute "Deferred Contracts" and shall not be transferred to PMSI Database. After the Closing: (a) PMSI will (i) continue to use commercially reasonable efforts to obtain the Consent and/or to remove any other impediments to the assignment and transfer of each Deferred Contract and will assign and transfer or cause SLA to assign and transfer each Deferred Contract to PMSI Database within five (5) business days after the receipt of such Consent and/or removal of such impediment; (ii) until the assignment and transfer with respect to any Deferred Contract is accomplished, cooperate or cause SLA to cooperate with PMSI Database in any lawful arrangement that is not unduly economically burdensome (including performance by PMSI or SLA as agent) to provide that PMSI Database shall receive the benefits of such Deferred Contract to the same extent as if it were transferred to PMSI Database at Closing; and (iii) until the assignment and transfer with respect to any Deferred Contract is accomplished, enforce, at the request and for the account of PMSI Database, any of PMSI's or SLA's rights thereto or interests therein against any other parties thereto (including the right to terminate any such Deferred Contract in accordance with its terms, provided that PMSI Database pays any cancellation or other fee due upon such termination); and (b) if and only to the extent that PMSI Database receives the benefits of a Deferred Contract, PMSI Database shall perform the obligations of PMSI or SLA arising with respect to such Deferred Contract to the extent that, by reason of consummation of the transactions contemplated by this Agreement or the Source Agreement, PMSI Database has control over the resources necessary to perform such obligations or, to the extent that PMSI Database does not have such resources, to reimburse PMSI for the reasonable cost of such performance. NDC shall notify PMSI on the Closing Date as to the PMSI Database Contracts which will be performed by PMSI Database pursuant to this Section. To the extent PMSI Database performs the obligations of PMSI with respect to any Deferred Contract, any account receivable created on account of such performance shall be deemed when created to be a Acquired Contract conveyed hereunder. After the Closing, PMSI Database and NDC will act with reasonable diligence and use commercially reasonable efforts to assist, and cooperate with, PMSI or SLA in obtaining such Consents and removing any such impediments to the transfer of the Deferred Contracts.

       (g) Prior to Closing, all indebtedness or other obligations or accounts of any kind between a PMSI Entity on the one hand and Source and its Subsidiaries or PMSI Database on the other hand will have been paid in full and discharged.

       4.2 Negative Covenants of PMSI Database and PMSI.  From the date of this
           ---------------------------------------------
Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, PMSI and PMSI Database covenant and agree that they will not do or agree or commit to do any of the following with respect to the Acquired Business and the Acquired Assets:

           (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of PMSI Database, or

           (b) except as provided in the budget set forth in Section 4.2(b) of the PMSI Database Disclosure Memorandum and only for the purposes set forth therein, PMSI

   Database shall not incur any additional debt obligation, capital lease obligation or other obligation for borrowed money or make any capital expenditures in excess of an aggregate of $50,000 or impose, or suffer the imposition, on any Acquired Asset of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the PMSI Database Disclosure Memorandum); or

           (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of PMSI Database, or declare or pay any dividend or make any other distribution in respect of PMSI Database's capital stock; or

           (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PMSI Database Common Stock, or any stock appreciation rights, or any option, warrant, or other Equity Right of PMSI Database; or

           (e) except for the Contribution, purchase or acquire any assets or properties, whether real or personal, tangible or intangible, that if acquired would be an Acquired Asset, and not sell, lease or otherwise dispose of any real or personal property or asset (other than cash which may be distributed or otherwise transferred out of PMSI Database to PMSI) that would have been an Acquired Asset, in each case except in the ordinary course of business and consistent with past practices; or

           (f) adjust, split, combine or reclassify any capital stock of PMSI Database or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PMSI Database Common Stock; or

           (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, PMSI Database shall not purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

           (h) grant any increase in compensation or benefits to the Employees of the Acquired Business, except in accordance with past practice disclosed in Section 4.2(h) of the PMSI Database Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 4.2(h) of the PMSI Database Disclosure Memorandum; and enter into or amend any severance agreements with Employees of the Acquired Business; grant any material increase in fees or other increases in compensation or other benefits to directors of PMSI Database except in accordance with past practice disclosed in Section 4.2(h) of the PMSI Database Disclosure Memorandum; or

           (i) enter into or amend any employment Contract with any Employee of the Acquired Business that PMSI does not and PMSI Database will not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

           (j) adopt any new employee benefit plan of PMSI Database; or

           (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls with respect to PMSI Database or the Acquired Business, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

           (l) commence any Litigation with respect to PMSI Database or the Acquired Business other than in accordance with past practice, settle any Litigation involving any Liability of the Acquired Business or the Acquired Assets for material money damages or restrictions upon the operations of the Acquired Business or the Acquired Assets ; or

           (m) enter into, materially modify or amend, or terminate any PMSI Database Contract or other material Contract with respect to PMSI Database or the Acquired Business (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims; or

           (n) modify or amend, or waive any provision of, the Source Transfer Agreement, a fully executed copy of which with all attachments, exhibits and schedules thereto is attached hereto as Schedule 4.2(n).

       4.3 Covenants of NDC.  From the date of this Agreement until the earlier
           -----------------
of the Closing Date or the termination of this Agreement, unless the prior written consent of PMSI shall have been obtained, and except as otherwise expressly contemplated herein, NDC covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the NDC Common Stock and the business prospects of the NDC Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the NDC Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(b) or 6.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any NDC Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of NDC, desirable in the conduct of the business of NDC and its Subsidiaries, provided that such actions shall not materially delay the Closing Date or materially hinder consummation of the Stock Purchase. NDC further covenants and agrees that it will not, without the prior written consent of PMSI, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of NDC or, except as expressly contemplated by this Agreement, the NDC Rights Agreement, in each case, in any manner adverse to the holders of PMSI Database Common Stock as compared to rights of holders of NDC Common Stock generally as of the date of this Agreement. In addition, NDC covenants and agrees that it shall maintain PMSI Database as its Subsidiary and maintain substantially all of the Acquired Assets in PMSI Database for a period of one year and will treat the Joint Venture Interest as a partnership for federal income tax purposes during that one-year period.

       4.4 Adverse Changes in Condition.  Each Party agrees to give written
           -----------------------------
notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

       4.5 Reports.  Each Party and its Subsidiaries shall file all reports
           --------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing Date and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS
                             ---------------------


       5.1 Registration Statement; PMSI Approval.  As soon as reasonably
           --------------------------------------
practicable after execution of this Agreement, NDC shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of NDC Common Stock upon consummation of the Stock Purchase. PMSI and PMSI Database shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning them and the holders of PMSI's capital stock as NDC may reasonably request in connection with such action. PMSI shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement, the Source Transfer Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) PMSI shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) NDC shall furnish to PMSI and PMSI Database all information that such may reasonably request in preparation of such Proxy Statement and notice of meeting, (iii) the Board of Directors of PMSI shall recommend to its stockholders the approval of the matters submitted for approval, subject only to the Board of Director's legal obligations (if any) as directors of PMSI, and (iv) the Board of Directors and officers of PMSI shall use their reasonable efforts to obtain such stockholders' approval. NDC and PMSI Database shall make all necessary filings with respect to the Stock Purchase under the Securities Laws.

       5.2 Exchange Listing.    NDC shall use its reasonable efforts to list,
           -----------------
prior to the Closing Date, on the NYSE, subject to official notice of issuance, the shares of NDC Common Stock to be issued to PMSI pursuant to the Stock Purchase, and NDC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

       5.3 Applications; Antitrust Notification.  NDC shall promptly prepare and
           -------------------------------------
file, and PMSI Database and PMSI shall reasonably cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

       5.4 Agreement as to Efforts to Consummate.  Subject to the terms and
           --------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

       5.5 Investigation and Confidentiality.
           ----------------------------------

          (a) Prior to the Closing Date, NDC on the one hand and PMSI and PMSI Database on the other hand shall keep each other advised of all material developments relevant to their business and to consummation of the Stock Purchase and shall permit the other to make or cause to be made such investigation of the business and properties of such and its Subsidiaries and of their respective financial and legal conditions as the other reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

          (b) NDC on the one hand and PMSI and PMSI Database on the other hand shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other concerning its and its Subsidiaries' businesses, operations, and financial positions except to the extent such disclosure is required by law and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other.

          (c) NDC on the one hand and PMSI and PMSI Database on the other hand agrees to give the other notice as soon as practicable after any determination by it of any fact or occurrence relating to the other which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable.

       5.6 Press Releases.  Prior to the Closing Date, PMSI Database and NDC
           ---------------
shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 5.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

       5.7 Certain Actions.  Except with respect to this Agreement and the
           ----------------
transactions contemplated hereby, PMSI and PMSI Database shall not, and shall use their best efforts to cause any Affiliate or any Representatives thereof retained by PMSI or PMSI Database not to, directly or indirectly solicit any Acquisition Proposal by any Person that relates specifically to the Acquired Business or the Acquired Assets. Except to the extent the Board of Directors of PMSI and PMSI Database, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to the stockholders of PMSI under applicable law, PMSI, PMSI Database, and any Affiliate or Representative thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any such Acquisition Proposal. PMSI and PMSI Database shall promptly advise NDC following the receipt of any such Acquisition Proposal and the details thereof, and advise NDC of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. PMSI and PMSI Database shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

       5.8 Charter Provisions.  PMSI Database shall take all necessary action to
           -------------------
ensure that the entering into of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated hereby do not and will not, except as set forth herein, result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of PMSI Database or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of PMSI Database that may be directly or indirectly acquired or controlled by them.

       5.9 Agreement of Affiliates.    PMSI will not sell, pledge, transfer, or
           ------------------------
otherwise dispose of the shares of PMSI Database Common Stock held by PMSI except as contemplated by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of NDC Common Stock to be received by PMSI upon consummation of the Stock Purchase except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. NDC shall be entitled to place restrictive legends upon certificates for shares of NDC Common Stock issued to PMSI pursuant to this Agreement to enforce the applicable provisions of Law. NDC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NDC Common Stock by PMSI except as provided in the Registration Rights Agreement. With respect to the NDC Common Stock to be received by PMSI upon consummation of the Stock Purchase, NDC will provide PMSI with certain registration rights pursuant to a registration rights agreement in substantially the form of Exhibit 1 hereto (the "Registration Rights Agreement").

       5.10  Employment of Employees.  On the Closing Date, NDC shall offer
             ------------------------
employment to those Employees of the Acquired Business listed on Schedule 2.13 of the PMSI Database Disclosure Memorandum. PMSI agrees to use its commercially reasonable efforts to assist NDC in hiring such Employees and will use its commercially reasonable efforts to make such Employees available to NDC. All such Employees accepting NDC's offer of employment are hereinafter referred to as the "Hired Employees." Except as otherwise provided herein, PMSI shall be responsible for the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the Employees for all periods ending on or prior to the Closing Date. PMSI shall be responsible for the payment of any amounts due to its Employees (including the Hired Employees) pursuant to the PMSI Benefit Plans as a result of the employment of its Employees, and, in determining bonuses and other similar payments due to Hired Employees for any period ended on or prior to the Closing Date, PMSI shall, if payment thereof will occur after the Closing Date and the applicable performance period has been completed prior to the Closing Date, waive any requirement that such Employees be employees of PMSI on the date such bonuses or other similar payments are paid. PMSI shall be responsible for all incurred but unreported or unpaid medical claims occurring prior to the

Closing Date and for the cost associated with any hospital confinement which commences prior to the Closing Date. NDC shall become responsible for all costs and liabilities attributable to Hired Employees accruing on and after the Closing Date; provided, however, that NDC shall not be responsible for (a) liabilities arising under the PMSI Benefit Plans or (b) liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993. Effective on the Closing Date, PMSI shall, and hereby does, release all Hired Employees from any employment and/or confidentiality agreement previously entered into between PMSI and such Hired Employees relating to the Acquired Business to the extent (but only to the extent) necessary for NDC to operate the Acquired Business in the same manner as operated by PMSI prior to the Closing Date.

       PMSI shall be responsible for complying with the requirements of Section 4980B of the Internal Revenue Code and Part VI of Title I of ERISA for the Employees (including the Hired Employees, as defined in this Section 5.10) and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Section 4980B of the Internal Revenue Code) occurs on or prior to the Closing Date.

       5.11  Tax Matters.
             -----------

          (a) PMSI and NDC shall make a timely election under (S)338(h)(10) of the Code and (S)1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local tax law. PMSI and NDC shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including, without limitation, the preparation, completion and timely joint filing by PMSI and NDC of Form 8023-A, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely (S)338(h)(10) election in accordance with (S)338(h)(10) of the Code and (S)1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and (ii) report the purchase and sale of the Shares consistent with the election pursuant to (S)338(h)(10) and shall take no position contrary thereto or inconsistent therewith in any Tax Return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise. In the event an election under (S)338(h)(10) is not available under the law of any state or locality but an election can be made under Section 338(g) of the Code, such election shall be made in such state or locality and PMSI shall bear the cost of any tax on PMSI Database related thereto (other than the cost of any state tax for such election in the following states: Arizona, California, Connecticut, Delaware, Illinois, New Jersey, New York and Pennsylvania).

          (b) The Purchase Price and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, Section 338(h)(10) of the Code) shall be allocated in accordance with a schedule prepared by NDC and consented to by PMSI, which consent will not be withheld or delayed unreasonably. Such allocation shall, for tax purposes, be binding on PMSI Database, PMSI and NDC. PMSI Database, PMSI and NDC shall file their respective Tax Returns in accordance with such allocation and shall not take any position inconsistent with such allocation. In the event that such allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and no such dispute shall be finally settled or compromised without the mutual consent of the parties, which consent will not be unreasonably withheld.

          (c) NDC shall have the sole and exclusive authority to prepare, execute and file on behalf of PMSI Database (A) the federal income tax returns to be filed on behalf of PMSI Database for the period ending as of the close of business on the Closing Date that will include the gain or loss resulting from the "deemed sale" and "deemed liquidation" that will occur (pursuant to Treasury Regulation (S)1.338(h)(10)-1(e)(1) and (2) promulgated under the Code) by reason of PMSI's and NDC's election pursuant to (S)338(h)(10) of the Code and (B) the corresponding state and local income tax returns to be filed on behalf of PMSI Database for the period ending as of the close of business on the Closing Date. PMSI, upon written notice of request to NDC, shall have the right to review and consent to such returns prior to filing, which consent shall not be unreasonably withheld or delayed.

     5.12 Joint Marketing.  The parties hereto agree that from the date of this
          ---------------
Agreement each will use its reasonable efforts to negotiate and enter into a joint marketing arrangement for the purpose of jointly promoting their respective businesses throughout the world.



                                   ARTICLE 6
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------


     6.1  Conditions to Obligations of Each Party.  The respective obligations
          ---------------------------------------
of each Party to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6:

          (a) Stockholder Approval.  The stockholders of PMSI shall have
              --------------------
   adopted this Agreement and the Source Transfer Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Stock Purchase in the manner described in the Proxy Statement. PMSI, as the sole stockholder of PMSI Database shall have adopted this Agreement and the consummation of the transactions contemplated hereby.

          (b) Regulatory Approvals.  All Consents of, filings and registrations
              --------------------
   with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated under this Agreement shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the transactions contemplated by this

   Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (c) Consents and Approvals.  Each Party shall have obtained any and
              ----------------------
   all Consents required for consummation of the transactions contemplated under this Agreement (other than those referred to in Section 6.1(b)), including those Consents listed in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum and Section 3.2 of the NDC Disclosure Memorandum or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d) Legal Proceedings.  No court or governmental or regulatory
              -----------------
   authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement.  The Registration Statement shall be
              ----------------------
   effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance, trading or resale of the shares of NDC Common Stock issuable pursuant to the Stock Purchase shall have been received.

          (f) Exchange Listing.  The shares of NDC Common Stock issuable
              ----------------
   pursuant to the Stock Purchase shall have been approved for listing on the NYSE, subject to official notice of issuance.


     6.2  Conditions to Obligations of NDC.  The obligations of NDC to perform
          --------------------------------
this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NDC pursuant to Section 9.6(a):

          (a) Representations and Warranties.  For purposes of this Section
              ------------------------------
   6.2(a), the accuracy of the representations and warranties of PMSI Database and PMSI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 2.4 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 2.20 and 2.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of PMSI Database and PMSI set forth in this Agreement (including the representations and warranties set forth in Sections 2.4, 2.20 and 2.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a PMSI Database Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
   agreements and covenants of PMSI Database and PMSI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (c) Certificates.  Each of PMSI and PMSI Database shall have
              ------------
   delivered to NDC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to PMSI or PMSI Database, respectively, and in Section 6.2(a) and 6.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by each of PMSI's and PMSI Database's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement by such Party, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NDC and its counsel shall request.

          (d) Opinion of Counsel.  NDC shall have received an opinion of
              ------------------
   Willkie Farr & Gallagher, counsel to PMSI, or the General Counsel of PMSI dated as of the Closing, in form reasonably satisfactory to NDC, as to the matters set forth in Exhibit 2.

          (e) Noncompetition Agreement.  PMSI shall have executed and delivered
              ------------------------
   to NDC a noncompetition agreement in substantially the form of Exhibit 3 (the "Noncompetition Agreement").

          (f) Source Agreement.  All conditions to the closing of the
              ----------------
   transactions contemplated under the Source Agreement shall have been satisfied or waived and the consummation of such transaction shall have occurred concurrently with the Closing.

          (g) Source Transfer Agreement.  All conditions to the closing of the
              -------------------------
   transactions contemplated under the Source Agreement shall have been satisfied in all materials respects and the consummation of such transaction shall have occurred concurrently with the Closing.

          (h) European Contract Releases.  Source shall have been released from
              --------------------------
   any and all obligations under the European Contracts to the reasonable satisfaction of NDC.

          (i) Consents.  PMSI and any of its Subsidiaries which is a party
              --------
   thereto shall have received the Consent of all third parties to the assignment of, or the release of PMSI or under, those Contracts listed in
   Section 6.2(i) of the NDC Disclosure Memorandum for the transactions contemplated herein.

          (j) SLA Letter Agreement.  SLA shall have executed and delivered to
              --------------------
   NDC a letter agreement substantially in the form of Exhibit 4 hereto.

     6.3  Conditions to Obligations of PMSI Database and PMSI.  The obligations
          ---------------------------------------------------
of PMSI Database and PMSI to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PMSI pursuant to
Section 9.6(b):

          (a) Representations and Warranties.  For purposes of this Section
              ------------------------------
   6.3(a), the accuracy of the representations and warranties of NDC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NDC set forth in Sections 3.3, 3.4 and 3.10 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NDC set forth in this Agreement (including the representations and warranties discussed above and set forth in Sections 3.3, 3.4 and 3.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a NDC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
   agreements and covenants of NDC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (c) Certificates.  NDC shall have delivered to PMSI (i) a
              ------------
   certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to NDC and in Section 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by NDC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PMSI and its counsel shall request.

          (d)   Opinion of Counsel.  PMSI shall have received an opinion of the
                ------------------
   General Counsel of NDC or Alston & Bird LLP, counsel to NDC, dated as of the Closing Date, in form reasonably acceptable to PMSI Database, as to the matters set forth in Exhibit 5.

          (e)   Registration Rights Agreement.  NDC shall have executed and
                -----------------------------
   delivered to PMSI the Registration Rights Agreement.

          (f)   NDC Noncompetition Agreement.  NDC shall have executed and
                ----------------------------
delivered to PMSI a noncompetition agreement substantially in the form of
Exhibit 6 hereto.

                                   ARTICLE 7
                                INDEMNIFICATION
                                ---------------

     7.1  Indemnification.
          ---------------

          (a)   Agreement of PMSI to Indemnify.  Subject to the terms and
                ------------------------------
conditions of this Article 7, PMSI agrees to indemnify, defend, and hold harmless NDC and its officers, directors, stockholders, controlling persons, Affiliates and Representatives, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

          (i) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of PMSI or PMSI Database contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by PMSI or PMSI Database in connection herewith (except that PMSI shall not be obligated to indemnify NDC for Losses arising out of the termination or cancellation of a PMSI Database Contract by a third party prior to Closing; provided that such termination or cancellation was not due to any breach of such Contract by PMSI Database or PMSI), and for purposes of this Section 7.1(a)(i) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

          (ii) a breach of or failure to perform any covenant or agreement of PMSI or PMSI Database made in this Agreement;

          (iii) any Retained Liability; and

          (iv) the European business of Source, to be acquired by PMSI pursuant to the Source Transfer Agreement.

     (b)   Agreement of NDC to Indemnify.  Subject to the terms and conditions
           ------------------------------
of this Article 7, NDC agrees to indemnify, defend, and hold harmless PMSI and its officers, directors, stockholders, controlling persons, Affiliates and Representatives, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

          (i) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of NDC contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by NDC in connection herewith and for purposes of this Section 7.1(b)(i) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

          (ii) a breach of or failure to perform any covenant or agreement of NDC made in this Agreement;

          (iii) any Assumed Liability.

     7.2  Procedures for Indemnification.  As used herein, the term
          ------------------------------
"Indemnitor" means the party against whom indemnification hereunder is entitled to be sought, and the term "Indemnitee" means the party entitled to seek indemnification hereunder.

          (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 7.3 shall be observed by the Indemnitee and the Indemnitor.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor and the dispute is not resolved by such Indemnitee and the Indemnitor within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in
Section 7.9.

          (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, shall be paid by the Indemnitor within ten days of the date such amount is determined.

     7.3  Third Party Claims.  The obligations and liabilities of the parties
          ------------------
hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim involving the asserted liability of an Indemnitor under this Article shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor has not responded within five business days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     7.4  Survival.  Subject to Section 7.5, all representations, warranties
          --------
and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     7.5  Time Limitations.  PMSI and PMSI Database, on the one hand, and NDC,
          ----------------
on the other hand, will have no liability to the other party under or in connection with: (a) a breach of any of the representations, warranties, covenants or agreements made or to be performed by such party contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to the other party prior to August 31, 1999; provided, however, the liability of PMSI relating to, arising out of or based upon Section 7.1(a)(iii), 7.1(a)(iv) hereof, and the liability of NDC relating to, arising out of or based upon Section 7.1(b)(iii), may be asserted at any time.

     7.6  Limitations as to Amount.
          ------------------------

          (a) Except as provided in Sections 1.2 and 1.4 herein, neither PMSI nor NDC shall have any liability with respect to the matters described in clauses (a)(i) or (a)(ii) with respect to PMSI and (b)(i) and (b)(ii) with respect to NDC of Section 7.1 until the total of all Losses with respect thereto exceeds $30,000 (the "Threshold Amount") in which event PMSI or NDC, as the case may be, shall be obligated to indemnify as provided in this Article 7 for all such Losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be includable in determining whether the $30,000 threshold has been reached.

          (b) The aggregate liability of PMSI under Sections 7.1(a)(i) and 7.1(a)(ii) (other than Sections 1.2 and 1.4) and NDC under Sections 7.1(b)(i) and 7.1(b)(ii) (other than Sections 1.2 and 1.4) hereof shall not exceed $1,000,000 (the "Maximum Amount").

          (c) The Threshold Amount and Maximum Amount limitations shall not apply to the indemnification rights of the parties hereto for any liability under Sections 1.2, 1.4,

7.1(a)(iii), 7.1(a)(iv) and 7.1(b)(iii) hereof and the payment of such amounts by PMSI or NDC shall not count toward the calculation of the Maximum Amount.

     7.7  Tax Effect and Insurance.  The liability of an Indemnitor with
          ------------------------
respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitee as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitee as a result of such Losses or the claims hereunder. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitor of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in this Section 7.9 of this Agreement.

     7.8  Subrogation.  Upon payment in full of any Indemnification Claim,
          -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

     7.9  Arbitration.  All disputes arising under this Article 10 (other than
          -----------
claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by PMSI and NDC in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Washington, D.C., as may be specified by the arbitrator (or any place agreed to by PMSI, NDC and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 7; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either PMSI or NDC in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitor and the Indemnitee. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

                                   ARTICLE 8
                                  TERMINATION
                                  -----------


       8.1 Termination.    Notwithstanding any other provision of this
           -----------
Agreement, and notwithstanding the approval of this Agreement by the stockholders of PMSI and PMSI Database, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing Date:

           (a) By mutual consent of NDC and PMSI ; or

           (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable, on the breaching Party; or

           (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

           (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Stock Purchase and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of PMSI or PMSI Database fail to vote their approval of the matters relating to this Agreement and the Source Transfer Agreement and the transactions contemplated hereby and thereby at the Stockholders' Meeting where such matters were presented to such stockholders for approval and voted upon in accordance with the procedure set forth in the Proxy Statement; or

           (e) By either Party in the event that the Stock Purchase shall not have been consummated by January 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
   Section 8.1(e); or

           (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this

   Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Stock Purchase cannot be satisfied or fulfilled by the date specified in Section 8.1(e); or

           (g) By NDC, in the event that the Board of Directors of PMSI or PMSI Database shall have failed to reaffirm their approval of the Stock Purchase and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Stock Purchase, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a Stock Purchase, share exchange, consolidation or transfer of substantially all of the Acquired Assets; or

           (h) By PMSI if the Average Closing Price on the Determination Date of shares of NDC Common Stock shall be less than the Lower Threshold Price; subject, however, to the following three sentences. If PMSI elects to refuse to consummate the Stock Purchase pursuant to this Section 8.1(h), it shall give written notice thereof to NDC not later than two trading days following the Determination Date. During the five-day period commencing with its receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Base Amount to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Lower Threshold Price by the Average Closing Price. If NDC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to PMSI of such election and the revised Base Amount, whereupon the condition to consummation provided in this Section 8.1(h) shall be deemed to be satisfied and this Agreement shall remain in effect in accordance with its terms (except as the Base Amount shall have been so modified), and any references in this Agreement to "Base Amount" shall thereafter be deemed to refer to the Base Amount as adjusted pursuant to this Section 8.1(h).

       8.2 Effect of Termination.  In the event of the termination and
           ---------------------
abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
8.2 and Article 9 and Section 5.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 8.1(b), 8.1(c) or 8.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.


                                   ARTICLE 9
                                 MISCELLANEOUS
                                 -------------


       9.1 Definitions.
           -----------

           (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

           "1933 Act" shall mean the Securities Act of 1933, as amended.

           "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

           "Accounts Receivable" shall mean all accounts, notes and other receivables.

           "Accrued Bonuses" shall mean the amount equal to that percentage of budgeted annual bonuses which shall equal the ratio of the earnings of the Joint Venture Interest through the Closing Date to budgeted earnings for the full fiscal year. All budgeted amounts used herein to be as set forth in
   Schedule 4.2(b) of the Source Disclosure Memorandum.

           "Acquired Business" shall mean the business and assets related to the Over-the-Counter Business and the Research Solutions Group.

           "Acquisition Proposal" with respect to (X) PMSI Database, shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of PMSI Database or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, PMSI Database and (y) PMSI, shall mean any proposal for an acquisition of the Acquired Assets or the Joint Venture Interest.

           "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

           "Agreement" shall mean this Stock Purchase Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

           "Amended and Restated Alpha Database License Agreement" shall mean that certain Amended and Restated Alpha Database License Agreement dated as of July 1, 1994 by and among Walsh International Holdings Limited and Walsh America Limited and PMSI and all customer, data provider and service contracts, agreements or understandings relating thereto.

           "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

           "Assumed Liabilities" means (a) the liabilities of PMSI Database of the type and in the amounts included in the Closing Balance Sheet and set forth in Section 2.6 and 2.7 of the PMSI Database Disclosure Memorandum, (b) the obligations arising after the

   Closing Date under the Acquired Contracts and (c) the liabilities arising after and resulting from events following the Closing Date with respect to the Acquired Business, the Acquired Assets and the Joint Venture Interests.

           "Average Closing Price" shall mean the average of the daily closing sales prices of NDC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NDC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

           "Closing Balance Sheet" shall mean the balance sheet for PMSI Database as of the Closing Date delivered by NDC to PMSI.

           "Closing Date" shall mean a date on which the parties mutually agree.

           "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

           "Contribution" shall mean the contribution of the Acquired Assets and the Joint Venture Interest by PMSI and its Subsidiaries to PMSI Database as contemplated herein.

           "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
   (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable.

           "Determination Date" shall mean the close of trading on the tenth trading day immediately preceding the Closing Date.

           "DGCL" shall mean the Delaware General Corporation Law.

           "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "European Contracts" shall mean all material Contracts relating to the European Business of Source to which a Source Entity is a party, or under which a Source Entity has obligations contingent or otherwise.

           "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

           "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

           "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

           "Indemnification Claim" shall mean a claim for indemnification under
   Article 7.

           "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

           "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "Joint Venture Interest" means all right, title and interest of PMSI in the Amended and Restated Alphabase Data License Agreement.

           "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president or general manager of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

           "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

           "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

           "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

           "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

           "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

           "NASD" shall mean the National Association of Securities Dealers,
   Inc.

           "Nasdaq National Market" shall mean the Nasdaq National Market, a district tier of The Nasdaq Stock Market operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers Automated Quotations System.

           "NDC Capital Stock" shall mean, collectively, the NDC Common Stock, the NDC Preferred Stock and any other class or series of capital stock of NDC.

           "NDC Common Stock" shall mean the $0.125 par value common stock of NDC.

           "NDC Disclosure Memorandum" shall mean the written information entitled "NDC Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to PMSI Database describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made unless such disclosure is reasonably adequate to inform the other party that each matter disclosed would be responsive to another section of disclosure in the Disclosure Memorandum.

           "NDC Entities" shall mean, collectively, NDC and its Subsidiaries.

           "NDC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NDC as of February 28, 1997, and as of May 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended February 28, 1997, and for each of the three fiscal years ended May 31, 1996, 1995 and 1994, as filed by NDC in SEC Documents, and (ii) the consolidated balance sheets of NDC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in the SEC Documents filed with respect to periods ended subsequent to February 28, 1997.

           "NDC Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of NDC and its Subsidiaries, taken as a whole, or (ii) the ability of NDC to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of NDC (or any of its Subsidiaries) taken with the prior informed written Consent of PMSI in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of NDC, including expenses incurred by NDC in consummating the transactions contemplated by this Agreement.

           "NDC Preferred Stock" shall mean the $1.00 par value preferred stock of NDC.

           "NDC Rights" shall mean the preferred stock purchase rights issued pursuant to the NDC Rights Agreement.

           "NDC Rights Agreement" shall mean that certain Rights Agreement, dated January 18, 1991, between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent.

           "NDC Subsidiaries" shall mean the Subsidiaries of NDC and any corporation or other organization acquired as a Subsidiary of NDC in the future and held as a Subsidiary by NDC at the Closing Date.


           "NYSE" shall mean the New York Stock Exchange, Inc.

           "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

           "OTC Balance Sheet" shall mean the balance sheet of the Acquired Business as of March 31, 1997.

           "OTC Financial Statements" shall mean the OTC Balance Sheet (including related notes and schedules, if any), and the related statement of income (including related notes and schedules, if any) with respect to period ended March 31, 1997.

           "Other Assets" shall mean all goods or assets of any kind or nature, tangible or intangible, other than Personal Property, Contracts, Accounts Receivable, Intellectual Property and Permits.

           "Over-the-Counter Business" shall mean the business currently operated by PMSI or any of its Subsidiaries relating to the development, use or exploitation of over-the-counter medicine databases.

           "Party" shall mean either PMSI, PMSI Database or NDC, and "Parties" shall mean all of PMSI, PMSI Database and NDC.

           "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

           "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

           "Personal Property" shall mean equipment, tools, computers, terminals, point of sale terminals, computer equipment, office equipment, furniture, business machines, telephones and telephone systems, parts, accessories and other items of personal property.

           "PMSI" shall mean PMSI, Inc., a Delaware corporation.

           "PMSI Benefit Plan" shall include any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written employee program, arrangement or agreement, any medical, vision, dental or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, which is or, within the 6 years preceding the Closing Date, has been adopted, maintained, sponsored in whole or in part by or contributed to by PMSI Database or PMSI for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries.

           "PMSI Database Balance Sheet" shall mean the balance sheet of the Acquired Business and the Joint Venture Interest dated March 31, 1997.

           "PMSI Database Common Stock" shall mean the $0.01 par value common stock of PMSI Database.

           "PMSI Database Disclosure Memorandum" shall mean the written information entitled "PMSI Database Disclosure Memorandum" delivered prior to the date of this Agreement to NDC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made unless such disclosure is reasonably adequate to inform the other party that each matter disclosed would be responsive to another section of disclosure in the Disclosure Memorandum.

           "PMSI Database Financial Statements" shall mean the PMSI Database Balance Sheet (including related notes and schedules, if any) and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to period ended March 31, 1997.

           "PMSI Database Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of PMSI Database and its Subsidiaries, taken as a whole, or (ii) the ability of PMSI Database to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of PMSI Database (or any of its Subsidiaries) taken with the prior informed written Consent of NDC in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of PMSI Database, including expenses incurred by PMSI Database in consummating the transactions contemplated by this Agreement.

           "PMSI Entity" shall mean PMSI and its Subsidiaries.

           "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time in the Wall Street Journal.

           "Proxy Statement" shall mean the proxy statement used by PMSI to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Source Transfer Agreement.

           "Purchase Price" shall mean the total consideration to be paid to PMSI by NDC for the purchase of the PMSI Database Common Stock pursuant to
   Section 1.1 of this Agreement as adjusted pursuant to Sections 1.2 and 1.4 hereof.

           "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NDC under the 1933 Act with respect to the shares of NDC Common Stock to be issued to the stockholders of PMSI Database in connection with the transactions contemplated by this Agreement.

           "Regulatory Authorities" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

           "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

           "Retained Liability" shall mean all Liabilities and obligations of PMSI or its Affiliates whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Business, the Acquired Assets, and the Joint Venture Interest other than Assumed Liabilities, including but not limited to (i) any Liability or obligation arising or accruing under any Contract, including the Amended and Restated Alpha Database License Agreement, prior to the Closing Date and any Liability or obligation arising from or related to any breach or violation by PMSI or its Affiliates under any provision of any Contract prior to the Closing Date;
   (ii) any Liability of PMSI with respect to any claim or cause of action, regardless of when made or asserted, which arises out of or in connection with the operation of the Acquired Business by PMSI or PMSI Database prior to the Closing Date; and (iii) any Liability of PMSI for the payment of Taxes relating to the Acquired Business, the Joint Venture Interest or the Acquired Assets relating to periods prior to the Closing Date except to the extent reflected in the Closing Balance Sheet and Schedules.

           "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

           "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "SLA" shall mean PMSI Scott-Levin, Inc., a New Jersey corporation.

           "Source Entity" shall mean Source and its Subsidiaries other than the Source Divestiture Subsidiaries.

           "Source Divestiture Subsidiaries" shall mean the European Subsidiaries of Source which are to be sold to PMSI under the Source Transfer Agreement.

           "Source Transfer Agreement" means that certain Securities Transfer Agreement, dated as of the date hereof, between Source and PMSI.

           "Stockholders' Meeting" shall mean the meeting of the stockholders of PMSI to be held pursuant to Section 5.1, including any adjournment or adjournments thereof.

           "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its PMSI (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as the sole general partner or the managing general partner, (iii) in the case of a limited liability company, serves as the sole managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members (or Persons performing similar functions) thereof.

           "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

           "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

           "Third Party Claim" shall mean any Litigation (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a Person other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

           (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:


       Base Amount                             Section 1.1
       Cash Amount                             Section 1.1(a)
       Closing                                 Section 1.6
       Closing Balance Sheet                   Section 1.3(a)
       Closing Current Assets                  Section 1.3(a)
       Closing Current Liabilities             Section 1.3(a)
       Closing Working Capital                 Section 1.3(a)
       Current Asset Allocation Amount         Section 1.4(c)
       Current Assets                          Section 1.2(a)
       Current Liabilities                     Section 1.2(a)
       Disputed Amounts                        Section 1.3(c)
       Divestiture                             Section 4.1(e)
       Employees                               Section 2.13
       Estimated Current Assets                Section 1.2(a)
       Estimated Current Liabilities           Section 1.2(a)
       Estimated Working Capital               Section 1.2(a)
       Estimated Working Capital Adjustment    Section 1.2(c)
       ERISA Affiliate                         Section 2.14
       European Business                       Section 4.1(e)
       European Contracts                      Section 2.15
       Exchange Agent                          Section 4.1
       Final Current Assets                    Section 1.4(a)
       Final Current Liabilities               Section 1.4(a)
       Final Working Capital                   Section 1.4(a)
       Final Working Capital Deficit           Section 1.4(a)
       Final Working Capital Surplus           Section 1.4(a)
       Hired Employees                         Section 5.11
       Indemnitee                              Section 7.2
       Indemnitor                              Section 7.2
       Lower Threshold Price                   Section 1.1(b)
       Maximum Amount                          Section 7.6
       NDC SEC Reports                         Section 3.4(a)
       Noncompetition Agreement                Section 6.2(g)
       PMSI Database Contracts                 Section 2.15
       Preliminary Balance Sheet               Section 1.2(a)
       Registration Rights Agreement           Section 5.10
       Shares                                  Preamble
       Stock Purchase                          Section 1.1
       Source                                  Preamble
       Source Agreement                        Preamble
       Threshold Amount                        Section 7.6
       Threshold Prices                        Section 1.1(b)


       Total Combined Assets                   Section 1.4(b)
       Total Current Assets                    Section 1.4(b)
       Total Current Liabilities               Section 1.4(b)
       Total Working Capital Deficit           Section 1.4(b)
       Total Working Capital Surplus           Section 1.4(b)
       Upper Threshold Price                   Section 1.1(b)
       Working Capital                         Section 1.2

            (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

       9.2  Expenses.
            --------

            (a) Except as otherwise provided in this Section 9.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of NDC and PMSIs shall bear and pay one-half of the filing fees payable in connection with the HSR Act.

                 (b) Notwithstanding the foregoing, if this Agreement is terminated by NDC pursuant to Section 8.1(d)(ii) (as relates to approval of PMSI or PMSI's stockholders) ,


then PMSI Database shall promptly pay NDC all the out-of-pocket costs and expenses of NDC relating to this Agreement and the Source Agreement not to exceed $750,000, including costs of counsel, investment bankers, actuaries and accountants.

            (c) Nothing contained in this Section 9.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

       9.3  Brokers and Finders.  Except for Cowen & Company as to PMSI Database
            --------------------
and PMSI and except for Lazard Freres & Co. LLC as to NDC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PMSI Database or PMSI or by NDC, each of PMSI Database and PMSI and NDC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

       9.4  Entire Agreement.  Except as otherwise expressly provided herein,
            -----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Article 7 with respect to Indemnitees. This Agreement does not constitute an agreement between the Parties nor shall it be used as evidence of such agreement until this Agreement has been executed by the Parties.

       9.5  Amendments.  To the extent permitted by Law, this Agreement may be
            -----------
amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

       9.6  Waivers.
            -------

            (a) Prior to or at the Closing Date, NDC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PMSI Database or PMSI, to waive or extend the time for the compliance or fulfillment by PMSI Database or PMSI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NDC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NDC.

            (b) Prior to or at the Closing Date, PMSI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NDC, to waive or extend the time for the compliance or fulfillment by NDC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PMSI Database and the PMSI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PMSI.

            (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

       9.7  Assignment.  Except as expressly contemplated hereby, neither this
            ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

       9.8  Notices.  All notices or other communications which are required or
            -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       PMSI Database or
       PMSI:                Pharmaceutical Marketing Services Inc.
                            45 Rockefeller Plaza
                            9th Floor
                            New York, New York  10111

                            Telecopy Number: (212) 841-5760

                            Attention: Warren Hauser, Esq.

       Copy to Counsel:     Willkie Farr & Gallagher
                            45th Floor, Citicorp Center
                            153 East 53rd Street
                            New York, New York  10022
                            Telecopy Number:  (212) 821-8111
                            Attention: William Grant, Esq.

       NDC:                 National Data Corporation
                            One National Data Plaza
                            Atlanta, Georgia  30329

                            Telecopy Number:  (404) 728-2990

                            Attention: E. Michael Ingram, Esq.

       Copy to Counsel:     Alston & Bird LLP
                            One Atlantic Center
                            1201 West Peachtree Street
                            Atlanta, Georgia  30309-3424
                            Telecopy Number:  (404) 881-7777
                            Attention:  B. Harvey Hill, Jr., Esq.

       9.9  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

       9.10 Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       9.11 Captions; Articles and Sections.  The captions contained in this
            -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

       9.12 Interpretations.  Neither this Agreement nor any uncertainty or
            ---------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

       9.13 Enforcement of Agreement.  The Parties hereto agree that
            ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       9.14 Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                              NATIONAL DATA CORPORATION


                              By: /s/ E. Michael Ingram
                                 ----------------------------
                              Name:  E. Michael Ingram
                              Title: Senior Vice President


                              PMSI DATABASE HOLDINGS, INC.



                              By: /s/ Fred Kyle
                                 ----------------------------
                              Name:  Fred Kyle
                              Title: Vice Chairman

                              PHARMACEUTICAL MARKETING
                               SERVICES INC.



                              By: /s/ Fred Kyle
                                 ----------------------------
                              Name:  Fred Kyle
                              Title: Vice Chairman

                                LIST OF EXHIBITS*
                                ----------------

Exhibit Number       Description
--------------       -----------

     1.              Form of Registration Rights Agreement.

     2.              Matters as to which Willkie Farr & Gallagher will opine.

     3.              Form of Noncompetition Agreement.

     4.              Form of SLA Letter Agreement.

     5.              Matters as to which counsel to NDC will opine.

     6.              Form of NDC Noncompetition Agreement.

-----
* To be filed by amendment.


                                     56